Exhibit 10.14

SETTLEMENT AGREEMENT

This Settlement Agreement is made and is effective as of this 22 day of May, 2006 (the “Effective Date”), by and between Suros Surgical Systems, Inc., having a place of business at 6100 Technology Center Drive, Indianapolis, Indiana, 46278 (“Suros”) and SenoRx, Inc., having a place of business at 11 Columbia, Suite A, Aliso Viejo, California, 92656 (“SenoRx”). Suros and SenoRx are referred to collectively as the “Parties” and individually as a “Party.”

WHEREAS, Suros filed suit against SenoRx in the United States District Court for the Southern District of Indiana, Cause No. 01:05-CV-00251-LJM-WTL (the “Litigation”) claiming infringement of Suros’ United States Patent No. 5,997,560 (the “’560 Patent”);

WHEREAS, SenoRx has denied the infringement allegations raised by Suros in the Litigation and raised defenses of patent invalidity; and

WHEREAS, the Parties now wish to resolve the Litigation without any admission of liability on the part of any of the Parties with respect to the claims and defenses asserted in the Litigation;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the sufficiency of which is hereby acknowledged, it is hereby agreed between and among the Parties that:

1.	SenoRx agrees to discontinue the making, using, importing, offering to sell and selling of a surgical instrument that employs a cutter design having a transverse slot (a physical sample of such accused product was marked as Plaintiff’s Deposition Exhibit 20 – see Attachment 1 attached hereto) no later than October 31, 2006, and for as long as the ’560 patent remains in force.

2.	SenoRx agrees to have an officer or other authorized representative certify in writing to Suros that the conditions of Paragraph 1 have been met no later than the close of business (PST) on October 31, 2006. Such certification shall be sent by facsimile and/or electronic mail to Kristin L. Murphy, Esq., Rader, Fishman & Grauer, 39533 Woodward Avenue, Suite 140, Bloomfield Hills, Michigan 48034 (Facsimile: 248.594.0610; Email: klm@raderfishman.com), with an original confirmation copy to follow via U.S. Mail or other mail provider.

3.	Within two (2) business days of the Effective Date, Suros agrees to dismiss the Litigation, without prejudice. To this end, each of the Parties agrees to execute the Stipulation of Dismissal Without Prejudice that is attached hereto as Attachment 2. The terms and provisions are set forth in the Stipulation of Dismissal. The signed Stipulation of Dismissal shall be returned to counsel for Suros, along with a fully executed original of this Confidential Settlement Agreement. Counsel for Suros shall cause the Stipulation of Dismissal to be filed with the Court.

4.	If SenoRx makes the certification described in Paragraph 2, Suros, its present and former officers, directors, employees, attorneys, and its and their successors and assigns, including but not limited to any successor in interest to the ’560 patent, covenants and agrees that it will never institute or prosecute (or in any way aid any other person or entity in instituting or prosecuting), at law or in equity, any claim, demand, action or cause of action for damages, costs, expenses or compensation, or for an enjoinment, injunction, or any other equitable remedy, against SenoRx, its present and former officers, directors, employees and attorneys, and its and their successors and assigns, alleging infringement, including, without limitation, direct infringement, contributory infringement, or inducement of infringement, of the ’560 patent based on SenoRx’s manufacture, use, offer for sale, sale or importation of any surgical instrument incorporating a cutter design as shown in Plaintiff’s Deposition Exhibit 43 or incorporating any cutter not having a transverse slot.

5.	If SenoRx makes the certification described in Paragraph 2, Suros, its present and former officers, directors, employees, attorneys, and its and their successors and assigns, including but not limited to any successor in interest to the ’560 patent, releases, acquits, and forever discharges SenoRx, its present and former officers, directors, employees and attorneys, and its and their successors and assigns, from any and all claims or causes of action, in law or in equity, demands, liabilities, losses, damages, costs, expenses, compensation, and all other damages and liabilities of any kind or nature whatsoever, direct or indirect, whether known or unknown, suspected or unsuspected, choate or inchoate, that Suros, its present and former officers, directors, employees, attorneys, and its and their successors and assigns, including but not limited to any successor in interest to the ’560 patent, ever had or now have for infringement, including, without limitation, direct infringement, contributory infringement, or inducement of infringement, of the ’560 patent based on SenoRx’s manufacture, use, offer for sale, sale or importation of any surgical device that includes a cutter having a transverse slot (such as shown in Plaintiff’s Deposition Exhibit 20) that occurred at any time on or before October 31, 2006. This release does not extend to any acts that occur subsequent to October 31, 2006.

6.	Should SenoRx fail to make the certification described in Paragraph 2, Suros may re-file the Litigation after October 31, 2006.

7.	In the event SenoRx makes the certification described in Paragraph 2, and either Party thereafter learns that SenoRx has, after making such certification, sold to a third party a surgical instrument that employs a cutter design having a transverse slot (a physical sample of such accused product was marked as Plaintiff’s Deposition Exhibit 20 – see Attachment 1 attached hereto)(hereinafter referred to as an “Unauthorized Sale”), the Party that learns of the sale must notify the other Party in writing of each such Unauthorized Sale of which it is aware. If SenoRx learns of the Unauthorized Sale, it must notify Suros, in writing, of the Unauthorized Sale, including the quantity of such Unauthorized Sales, within three (3) business days of learning of the Unauthorized Sale. If Suros learns of an Unauthorized Sale, Suros shall notify SenoRx in writing of each such sale of which it is aware. Within five (5) business days of receipt of such notice from Suros or within five (5) business days of learning of an Unauthorized Sale itself, SenoRx shall replace each such surgical cutting instrument with a surgical instrument incorporating a cutter design not having a transverse slot (such as shown in Plaintiff’s Deposition Exhibit 43) and shall certify in writing to Suros that the surgical cutting instruments that are the subject of such Unauthorized Sales have been replaced. Failure to replace the surgical cutting instruments that are the subject of an Unauthorized Sale within five (5) business days constitutes a material breach of this Agreement.

8.	Suros, its present and former officers, directors, employees, attorneys, and its and their successors and assigns, including but not limited to any successor in interest to the ’560 patent, covenants and agrees that it will not at any time from the Effective Date to and including October 31, 2006, institute or prosecute (or in any way aid any other person or entity in instituting or prosecuting), at law or in equity, any claim, demand, action or cause of action for damages, costs, expenses or compensation, or for an enjoinment, injunction, or any other equitable remedy, against SenoRx, its present and former officers, directors, employees and attorneys, and its and their successors and assigns, alleging infringement, including, without limitation, direct infringement, contributory infringement, or inducement of infringement, of the ’560 patent related to any use, manufacture, importation, sale, or offer for sale of a surgical device that includes a cutter having a transverse slot (such as shown in Plaintiff’s Deposition Exhibit 20).

9.	Nothing contained in this Settlement Agreement is an admission of any type in regard to the asserted claims and defenses in the Litigation. Each Party agrees further that neither the existence of this Settlement Agreement nor the dismissal nor the release contained herein may be used in any proceeding as an admission or evidence of any liability owed by one Party to another, other than to enforce this Settlement Agreement.

10.	Any Party may disclose or discuss the terms of this Settlement Agreement.

11.	Either of the Parties may, but is not required to, issue a public statement concerning the settlement of the Litigation.

12.	Neither the Parties nor their officers, directors, employees, servants, agents or attorneys shall make negative or disparaging comments or statements, whether oral or written, about each other to any third party relating to the Litigation or this Settlement Agreement. Not withstanding for foregoing, the Parties may make factual, non-disparaging statements concerning the Litigation.

13.	The Parties (by and through their signatories below) each represent and warrant, on behalf of themselves and all those bound through them by this Settlement Agreement under Paragraph 16, as follows:

(a) They are authorized to enter in this Settlement Agreement on behalf of themselves and any other person whose consent is required hereunder or who may be bound hereby;

(b) They have complete ownership of any claims released herein, and that no other party has any interest in such claims, except to the extent that the Parties are authorized to and do in fact release such claims herein on their behalf;

(c) This Settlement Agreement does not conflict with any other agreement and, to the best of their knowledge, with any law;

(d) The Parties have read this Settlement Agreement, consulted with their respective counsel prior to signing the Settlement Agreement, and conducted whatever investigation they deem necessary, desirable or prudent, and they are not relying on any promise, representation or other agreement not expressly contained herein; and

(e) Suros owns all right, title and interest in and to the ’560 patent.

14.	This Settlement Agreement constitutes the entire understanding and agreement between the Parties and supersedes any and all prior agreements, proposals, understanding, negotiations and discussion of the Parties. No amendment, supplement, modification, or waiver of this Settlement Agreement shall be binding unless executed in writing by duly authorized representatives of the Parties.

15.	If any term or provision of this Agreement is found to be invalid, illegal or unenforceable, the remainder of the provision will be amended to achieve as closely as possible the economic effect of the original term and the validity, legality, or enforceability of the remaining terms and provisions will not in any way be affected or impaired thereby.

16.	This Settlement Agreement shall be binding on and benefit the Parties, their affiliates, owners, directors, officers, principals, employees, agents, representatives, attorneys, heirs, successors, predecessors, and/or assigns, including but not limited to any successor in interest to the ’560 patent.

17.	Each Party shall bear its own costs, expenses, and attorneys’ fees in connection with the Litigation. However, nothing in this Agreement shall prevent Suros from seeking its attorneys’ fees or other legal remedies in a second action against SenoRx should SenoRx fail to comply with its obligations described in Paragraph 1 and make the certification described in Paragraph 2, nor shall anything in this Agreement create any right for Suros to seek such fees and other legal remedies.

18.	Upon filing the Stipulation of Dismissal as set forth in Paragraph 3, each Party will promptly comply with the provisions of the Protective Order entered in the Litigation with regard to the destruction or return of the confidential information of any Party. All transcripts and audio or video recordings of depositions taken in the Litigation shall be treated, in their entirety, as “Confidential” within the meaning of the Protective Order entered in the Litigation. Each Party, or its outside counsel, shall retain a copy of its own document production and discovery responses for at least one year after the Effective Date.

19.	The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and that this Agreement was mutually drafted. Therefore, the Parties waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting any such agreement or document.

20.	This Settlement Agreement may be executed in any number of counterparts, each of which shall be deemed an original, effective upon execution by the last Party to sign hereto. It is agreed that the signature of any Party hereto transmitted via facsimile shall be fully binding and effective.

21.	The Parties shall cooperate fully to effectuate the provisions of this Settlement Agreement and its Attachments, including but not limited to, the preparation and execution of any and all documents necessary to complete, carry out and enforce all the terms of this Settlement Agreement and Attachments.

ACCEPTED AND AGREED:

SUROS SURGICAL SYSTEMS, INC.		SENORX, INC.

By:	/s/ Jim Pearson	By:	/s/ Lloyd H. Malchow

Title:	CEO & President	Title:	President & CEO

Date:	5\23\06	Date:	5\22\06